                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM 8-K/A-1

                       AMENDMENT NO. 1 TO CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 14, 1999



                           GLOBAL MAINTECH CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Minnesota                0-14692                41-1523657
--------------------------------------------------------------------------------
(State or other jurisdiction    (Commission             (IRS employer
     of incorporation)          file number)         identification No.)



                7578 Market Place Drive, Eden Prairie, MN 55344
--------------------------------------------------------------------------------
                    (Address of principal executive offices)


     Registrant's telephone number, including area code: (612) 944-0400


                                 Not Applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

     The undersigned registrant, Global MAINTECH Corporation (the "Company"), hereby amends Item 7 of its Current Report on Form 8-K dated April 14, 1999 (initially filed with the Commission on April 29, 1999) to include the financial statement information indicated in Item 7 below. The original April 29, 1999 filing of the Form 8-K described the Company's April 14, 1999 acquisition of Breece Hill Technologies, Inc. ("Breece Hill") pursuant to an Agreement dated as of March 5, 1999.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (a)  Financial Statements of Business Acquired

             The following financial statements of Breece Hill and report of PricewaterhouseCoopers LLP, Breece Hill's independent accountants, are included in this Report:

             1.   Report of PricewaterhouseCoopers LLP.

             2. Financial statements and accompanying Notes of Breece Hill Technologies, Inc. as of December 31, 1997 and 1998 and for the years then ended.

        (b)  Unaudited Historical and Pro Forma Combined Financial Information

             The following unaudited historical and pro forma combined financial information is included in this Report:

             1. Unaudited Historical and Pro Forma Combined Statements of Operations for the fiscal year ended December 31, 1998 and the fiscal three month periods ended March 31, 1998 and 1999 and accompanying Notes.

             2. Unaudited Historical and Pro Forma Combined Balance Sheet as of March 31, 1999 and accompanying Notes.

             3. Unaudited Historical and Pro Forma Combined Statements of Cash Flows for the fiscal three month periods ended March 31, 1998 and 1999 and accompanying notes.

        (c)  Exhibit No.     Description
             -----------     -----------

                 23.1 Consent of PricewaterhouseCoopers LLP, independent accountants.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 2 to Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 1999

                                       GLOBAL MAINTECH CORPORATION



                                       By  /s/ David McCaffrey
                                           --------------------------------
                                           David McCaffrey
                                           Chief Executive Officer

                       Report of Independent Accountants

May 15, 1999

To the Board of Directors and Stockholders of Breece Hill Technologies, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Breece Hill Technologies, Inc. (the "Company") at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Breece Hill Technologies, Inc.
Balance Sheet
-------------
                                                           December 31,
                                                   ----------------------------
                                                       1997            1998
                                                   ------------    ------------
Assets
Current Assets                                     $  1,483,524    $    119,777
 Cash and cash equivalents
 Accounts receivable, net of an allowance for
  doubtful accounts receivable of $525,000
  and $720,000, respectively                          6,258,170       4,596,291
 Inventory, net                                       4,506,458       3,580,668
 Prepaids and other assets                              118,182         209,627
                                                   ------------    ------------
   Total current assets                              12,366,334       8,506,363
Property and equipment, net                           1,357,342       1,023,999
Noncurrent prepaids and other assets                    515,331
                                                   ------------    ------------
     Total assets                                  $ 14,239,007    $  9,530,362
                                                   ============    ============

Liabilities and Stockholders' Deficit
Current liabilities
 Accounts payable                                  $  5,960,776    $ 10,026,773
 Short-term debt                                      8,896,252       6,962,951
 Accrued liabilities                                    733,768         558,841
                                                   ------------    ------------

   Total liabilities                                 15,590,796      17,548,565
                                                   ------------    ------------

Commitments and contingencies (Note 10)

Stockholders' deficit:
 Preferred stock, Series A, $.01 par value per
  share; 10,000,000 shares authorized;
  241,500 and 912,229 shares issued and
  outstanding, respectively; $1,505,338
  liquidation preference at December 31, 1998             2,415           9,122
 Common stock, $.01 par value per share;
  30,000,000 shares authorized; 15,367,847
  and 15,507,462 shares issued, 15,198,999
  and 15,338,614 shares outstanding,
  respectively                                          153,678         155,075
 Additional paid-in capital                           9,159,447      10,621,457
 Treasury stock, at cost                               (142,225)       (142,225)
 Subscription receivables                              (175,369)
 Accumulated deficit                                (10,349,735)    (18,661,632)
                                                   ------------    ------------

   Total stockholders' deficit                       (1,351,789)     (8,018,203)
                                                   ------------    ------------
     Total liabilities and stockholders' deficit   $ 14,239,007    $  9,530,362
                                                   ============    ============

   The accompanying notes are an integral part of these financial statements.

Breece Hill Technologies, Inc.
Statement of Operations
-----------------------
                                                           For the Year
                                                              Ended
                                                           December 31,
                                                   ----------------------------
                                                       1997            1998
                                                   ------------    ------------
Sales, net                                         $ 29,042,411    $ 35,140,291
Cost of goods sold (excluding depreciation)         (21,766,994)    (27,273,205)
Depreciation                                         (1,158,112)     (1,735,805)
Selling, general and administrative                  (8,592,308)    (13,116,313)
Research and development                             (2,435,848)        (49,872)
                                                   ------------    ------------

   Loss from operations                              (4,910,851)     (7,034,904)

Interest expense, net                                  (904,239)     (1,276,993)
                                                   ------------    ------------

   Loss before income taxes                          (5,815,090)     (8,311,897)

Benefit from income taxes                                  --              --
                                                   ------------    ------------

     Net loss                                      $ (5,815,090)   $ (8,311,897)
                                                   ============    ============

Basic and diluted net loss per share               $       (.38)   $       (.54)
Weighted-average common shares outstanding           15,110,347      15,393,155

   The accompanying notes are an integral part of these financial statements.

Breece Hill Technologies, Inc.
Statement of Changes in Stockholders' Deficit
---------------------------------------------

                                       Preferred            Common            Additional
                                   ----------------   --------------------     Paid-in
                                   Shares    Amount    Shares      Amount      Capital
                                   -------  -------   ----------  --------   -----------
Balance at December 31, 1996                          15,036,547  $150,365   $ 8,019,430
 Stock issued for cash and
  subscription receivables         241,500   $2,415      254,553     2,546       829,274
 Stock issued for prepayment
  of interest on promissory notes                         66,433       664        90,644
 Treasury stock purchased
 Stock issued for services                                10,314       103        16,915
 Detachable stock warrants issued
  in conjunction with debt                                                       203,184
 Net loss
                                   -------   ------   ----------  --------   -----------
Balance at December 31, 1997       241,500    2,415   15,367,847   153,678     9,159,447
 Stock issued for cash             670,729    6,707      195,901     1,960     1,157,061
 Stock issued for prepayment of
  interest on promissory notes                            57,121       571        73,686
 Cancellation of stock issued for
  subscription receivable                               (113,407)   (1,134 )    (174,235)
 Detachable stock warrants issued
  in conjunction with debt                                                       405,498
 Net Loss
                                   -------   ------   ----------  --------   -----------
Balance at December 31, 1998       912,229   $9,122   15,507,462  $155,075   $10,621,457
                                   =======   ======   ==========  ========   ===========

                                          Treasury
                                   -------------------   Subscription    Accumulated
                                    Shares     Amount     Receivables       Deficit          Total
                                   --------- ---------   ------------    -----------     -----------
Balance at December 31, 1996        (59,000) $ (15,900)    $(169,718)     $(4,534,645)    $ 3,449,532
 Stock issued for cash and
  subscription receivables                                   (81,684)                         752,551
 Stock issued for prepayment
  of interest on promissory notes                                                              91,308
 Treasury stock purchased          (109,848)  (126,325)       76,033                          (50,292)
 Stock issued for services                                                                     17,018
 Detachable stock warrants issued
  in conjunction with debt                                                                    203,184
 Net loss                                                                  (5,815,090)      (5,815,090)
                                   --------  ---------     ---------     ------------      -----------
Balance at December 31, 1997       (168,848)  (142,225)     (175,369)     (10,349,735)      (1,351,789)
 Stock issued for cash                                                                       1,165,728
 Stock issued for prepayment of
  interest on promissory notes                                                                  74,257
 Cancellation of stock issued for
  subscription receivable                                    175,369
 Detachable stock warrants issued
  in conjunction with debt                                                                     405,498
 Net Loss                                                                  (8,311,897)      (8,311,897)
                                   --------  ---------     ---------     ------------      -----------
Balance at December 31, 1998       (168,848) $(142,225)    $    --       $(18,661,632)     $(8,018,203)
                                   ========  =========     =========     ============      ===========

   The accompanying notes are an integral part of these financial statements.

Breece Hill Technologies, Inc.
Statement of Cash Flows
-----------------------

                                                      For the Year Ended
                                                         December 31,
                                                 ----------------------------
                                                     1997            1998
                                                 ------------    ------------
Cash Flows From Operating Activities
Net loss                                         $ (5,815,090)   $ (8,311,897)
Adjustments to reconcile net loss to net cash
 used in operating activities:
Stock issued for prepayment of interest on             17,018          74,257
 promissory notes
 Noncash interest expense                             488,479         708,856
 Provision for losses on accounts receivable          450,000         195,000
 Provision for excess and obsolete inventory          379,799         120,201
 Depreciation                                       1,158,112       1,735,805
 Loss on disposal of property and equipment           657,184
 Changes in:
  Accounts receivable                              (2,744,365)      1,466,879
  Inventory                                           988,408         383,300
  Prepaids and other assets                           (82,833)        123,672
  Accounts payable                                  1,241,650       4,065,996
  Accrued liabilities                                 320,333        (174,927)
                                                 ------------    ------------
     Net cash provided by (used in)                (2,941,305)        387,142
     operating activities
                                                 ------------    ------------
Cash Flows From Investing Activities
Purchases of property and equipment                  (973,870)       (983,316)
                                                 ------------    ------------
     Net cash used in investing activities           (973,870)       (983,316)
                                                 ------------    ------------
Cash Flows From Financing Activities
Proceeds from line of credit                        2,874,647      32,391,091
Payments on line of credit                            (46,023)    (34,987,163)
Proceeds from issuances of promissory notes         1,125,000       1,280,000
Payments on promissory notes                         (625,000)       (617,229)
Proceeds from issuances of preferred stock            398,635       1,106,763
Proceeds from issuance of common stock                237,500          58,965
Proceeds from payments on subscription                116,416
 receivables
Treasury stock purchases                              (50,292)
                                                 ------------    ------------
     Net cash provided by (used in)                 4,030,883        (767,573)
     financing activities
                                                 ------------    ------------
Net increase (decrease) in cash and cash              115,708      (1,363,747)
 equivalents
Cash and cash equivalents at beginning of year      1,367,816       1,483,524
                                                 ------------    ------------
Cash and cash equivalents at end of year         $  1,483,524    $    119,777
                                                 ============    ============
Supplemental Disclosure of Cash Flow
 Information
Interest paid with cash                          $    414,349    $    526,151

   The accompanying notes are an integral part of these financial statements.

1. Organization, Financial Condition and Summary of Significant Accounting Policies

     Organization
     Breece Hill Technologies, Inc. (the "Company"), a Delaware corporation, engages in the design, development, manufacture and marketing of computer magnetic tape subsystems for general commercial application. The Company's customers are value-added resellers ("VARs") and distributors. On April 15, 1999, the Company was acquired by Global MAINTECH Corporation.

     Financial Condition
     The Company has a working capital deficit and a total stockholders' deficit at December 31, 1998, and has subsequently incurred additional losses. These factors, as well as other factors, raise substantial doubt about whether the Company can continue as a going concern. Management is currently attempting to obtain additional financing to fund future operations. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

     Cash and Cash Equivalents
     The Company considers all highly-liquid instruments purchased with original maturities of three or fewer months to be cash equivalents.

     Inventory
     Inventory is stated at the lower of cost or market, cost being determined by the first-in, first-out cost flow assumption.

     Property and Equipment
     Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are generally amortized over the shorter of their useful lives or the terms of the related leases, which amounts are included in depreciation expense. Maintenance and repairs are expensed as incurred.

     Revenue Recognition and Product Warranty
     Revenue from sales of products is generally recognized when shipment is made, with provision made for estimated returns and price protection pursuant to contractual provisions. The Company also provides for the estimated costs to repair or replace products under warranty at the time of sale.

     Concentration of Credit Risk and Sales to Major Customers
     The Company has concentrations of credit risk, primarily in accounts receivable which are concentrated in the computer and peripherals industry. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

     During the years ended December 31, 1997 and 1998, the respective percentages of sales to each major customer were as follows:

                                               1997             1998
                                            -----------      -----------
          Customer A (stockholder)              25%              12%
          Customer B                            16%              32%
          Customer C (stockholder)              13%              11%

     Accounts receivable from these customers accounted for approximately 18% and 27% of the Company's total accounts receivable as of December 31, 1997 and 1998, respectively. A loss of any of these customers could adversely impact the Company's results; however, the Company expects these business relationships to continue in the foreseeable future.

     Advertising and Research and Development Costs
     Advertising and research and development costs are expensed as incurred. The total amount charged to advertising expense during 1997 and 1998 was $585,817 and $159,090, respectively.

     Fair Value of Financial Instruments
     The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, a revolving line of credit and promissory notes payable. Except for the promissory notes payable, the carrying amounts of financial instruments approximate fair value due to their short maturities and/or variable rates of interest. The fair values of the promissory notes payable at December 31, 1998, based on rates available for similar types of arrangements, were not materially different than the carrying amounts.

     Stock Option Compensation
     The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost for options granted to employees and directors whose exercise price is equal to or exceeds the fair value of common stock as of the grant date. Compensation expense is recognized on options to non-employees over the related service period based on the fair value of such options as of the grant date.

     Income Taxes
     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

     Basic and Diluted Net Loss per Share
     Basic net loss per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares in 1998 and 1997 were excluded from the computation as their effect was anti-dilutive.

     Use of Estimates
     The Company has prepared these financial statements in conformity with generally accepted accounting principles, which require the use of management's estimates. Actual results could differ from the estimates used.

2.   Inventory

     Inventory consists of the following at December 31:

                                        1997            1998
                                     ----------      ----------
          Raw materials              $3,608,188      $2,319,295
          Work-in-process               308,858         175,529
          Finished goods                969,211       1,585,844
          Obsolescence reserve         (379,799)       (500,000)
                                     ----------      ----------
                                     $4,506,458      $3,580,668
                                     ==========      ==========

3.   Property and Equipment

     Property and equipment consists of the following at December 31:


                                       Useful Lives      1997          1998
                                       ------------   -----------   -----------
          Demonstration units                 2       $   666,051
          Computer equipment                  3           788,268   $ 1,279,423

          Manufacturing equipment           5-7         1,152,522     1,551,483
          Furniture and fixtures              7           121,421       192,596
          Leasehold improvements              2           130,369       151,107
                                                      -----------   -----------
                                                        2,858,631     3,174,609
          Less accumulated depreciation                (1,501,289)   (2,150,610)
                                                      -----------   -----------
                                                      $ 1,357,342   $ 1,023,999
                                                      ===========   ===========

4.   Short-Term Debt and Warrants Issued with Debt

     Short-term debt consists of the following at December 31:

                                                          1997          1998
                                                       ----------    ----------
          Promissory notes issued September 30, 1996   $3,000,000    $2,318,605
          Revolving line of credit                      5,545,592     2,996,125
          Promissory note issued January 10, 1997         500,000       414,826
          Promissory note issued January 22, 1998                       800,000
          Promissory note issued March 4, 1998                          200,000
          Promissory note issued June 15, 1998                          100,000
          Promissory note issued July 13, 1998                          150,000
          Promissory note issued July 13, 1998                           30,000
          Unamortized debt discount                      (149,340)      (46,605)
                                                       ----------    ----------
                                                       $8,896,252    $6,962,951
                                                       ==========    ==========

     On January 22, 1998 and March 4, 1998, the Company executed two subordinated promissory notes with an affiliate of a significant stockholder. Total principal of $800,000 and $200,000 was originally due on the maturity dates of July 22, 1998 and September 4, 1998, respectively. In conjunction with the issuance of these promissory notes, the Company issued a warrant to purchase 200,000 shares of the Company's common stock with an exercise price of $1.65 per share and a term of five years. On July 22, 1998, the Company amended the two subordinated promissory notes by extending their maturity dates to January 4, 1999. Interest for both notes was prepaid through the issuance of 57,121 shares of the Company's common stock. In conjunction with the amendment of these promissory notes, the Company issued an additional warrant to purchase 200,000 shares of the Company's common stock with an exercise price of $1.65 per share and a term of five years. In August 1998, the payment terms of the notes were further amended and an additional warrant to purchase 60,231 shares of the Company's common stock with an exercise price of $1.65 per share and a term of three years was issued. The fair value of the warrants was recorded as a debt discount. Note that the Company is currently in default on the payments due under these promissory notes.

     On June 15, 1998 and July 13, 1998, the Company executed three promissory notes with affiliated stockholders in the amounts of $100,000, $150,000 and $30,000. The notes accrue interest at the rate of 9.00% per annum and were originally due in full on November 15, 1998 and October 15, 1998. See note 11 regarding their conversion of the promissory notes into common stock subsequent to December 31, 1998.

     On January 10, 1997, the Company executed a $500,000 subordinated promissory note with an affiliate of a significant stockholder. Principal payments of $27,778 are due monthly, beginning May 1, 1998, through the maturity date of October 1, 1999. Interest has been prepaid through the issuance of 59,144 shares of the Company's common stock. In conjunction with the issuance of the promissory note, the Company issued a warrant to purchase 100,000 shares of the Company's common stock with an exercise price of $1.65 per share and a term of five years. The fair value of the warrant was recorded as a debt discount.

     On April 1, 1997, the Company amended the payment terms of a $625,000 subordinated promissory note issued in 1996, extending the maturity date to September 30, 1997. Interest for the extension period was prepaid through the issuance of 7,289 shares of the Company's common stock. In conjunction with the amendment of the promissory note, the Company issued a warrant to purchase 125,000 shares of the

     Company's common stock with an exercise price of $1.65 per share and a term of six years. The fair value of the warrant was recorded as a debt discount.

     On September 30, 1996, the Company executed a $3,000,000 subordinated promissory note with an affiliate of a significant stockholder. Principal payments of $166,667 are due monthly, beginning May 1, 1998, through the maturity date of October 1, 1999. Interest has been prepaid through the issuance of 387,109 shares of the Company's common stock. In conjunction with the issuance of the promissory note, the Company issued a warrant to purchase 600,000 shares of the Company's common stock with an exercise price of $1.65 per share and a term of five years. The fair value of the warrant was recorded as a debt discount.

     During 1998, the Company amended its secured revolving line-of-credit agreement by extending the expiration date to October 31, 1999. In conjunction with the extension, the Company issued a warrant to purchase 17,210 shares of the Company's common stock with an exercise price of $1.65 per share and a term of five years. The fair value of the warrant was recorded as a debt discount. The maximum borrowing limit is the lesser of $8,000,000 or an amount determined as a percentage of the Company's eligible accounts receivable and inventory. The line of credit bears interest at the highest LIBOR rate in effect each month, plus 4.88% (10.50% at December 31, 1998) provided that the interest rate in effect each month is not less than 8.00%. The interest charged each month shall be a minimum of $10,000, regardless of the amount of obligations outstanding. As of December 31, 1998, the Company had no availability under the line of credit.

     The Company's debt arrangements contain certain covenants, including, among others, limitations on the incurrence of additional debt and restrictions on the payment of dividends to stockholders. The Company has violated its covenants regarding providing its lenders with audited financial statements within 90 days of the end of its fiscal year. No covenant waivers have been obtained and accordingly, all of the Company's debt arrangements are callable by the lenders. The debt arrangements are secured by the assets of the Company, with the line of credit ranking senior to the subordinated promissory notes in liquidation.

5.   Capital Stock and Warrants Issued with Equity

     Preferred Stock
     All preferred stock is convertible, at the option of the holder, into common stock at a conversion rate of one-for-one, subject to adjustment in certain circumstances. At the option of the Company, all of the preferred stock will automatically convert into shares of common stock immediately prior to the first to occur of the following events: (i) closing of the initial public offering of the Company's common stock or (ii) closing of a sale of not less than 80% of the stock or substantially all of the assets of the Company if the purchase price is in excess of $1.65 per share of common stock.

     In the event of liquidation of the Company, the holders of preferred stock will be entitled to be paid out of the assets, prior and in preference to any payment to common stock, the initial sales price per share plus all accrued or declared but unpaid dividends thereon. If assets available for distribution are insufficient to make payment in full on the liquidation preferences, the assets will be distributed ratably based on each share's percentage of the aggregate liquidation preference. Any remaining assets legally available for distribution shall be distributed ratably to the holders of the common stock.

     Voting Rights and Board Seats
     Each share of common and preferred stock are entitled to one vote, on an as converted basis, and vote together as a single class upon any matter submitted to stockholders for a vote.

     Dividend Rights
     The holders of common and preferred stock are entitled to receive, out of funds legally available, cash dividends, when, as and if declared by the Company's board of directors. The holders of the preferred stock are entitled to receive cash dividends in an amount equal to the common equivalent per share dividend declared on the common stock prior to the payment of any cash dividends on the common stock. There are no declared but unpaid dividends to date.

     Common Stock Subscription Receivables
     In 1997, the Company had financed, for certain stockholders, the purchase of shares of the Company's common stock. In 1998, the outstanding subscription receivables and related stock issued were cancelled.

     Warrants Issued with Equity
     During 1995, the Company sold common stock in a private placement. The stockholders also received warrants to purchase additional 852,803 shares of common stock at $1.50 per share. These warrants originally expired in 1997; however, the maturity dates were extended to the earlier of 45 days following the date the warrant holders are notified by mail that they will expire or May 31, 2000. Also during 1995, warrants were issued to purchase 143,470 and 54,804 shares of common stock at $.85 and $1.38 per share, respectively, as a commission for the private placement of the Company's preferred stock. These warrants expire in December 1999.

     During 1997, warrants for the purchase of 60,380 shares of common stock at $1.65 were issued in conjunction with the preferred stock private placement. These warrants expire on April 17, 1999. Also, during 1997, additional warrants for the purchase of 176,471 shares of common stock at $1.50 per share were issued with the sale of common stock. These warrants expire in May 2000. A consultant was issued a warrant for services performed to purchase an additional 50,000 shares at $1.65 which expire in March 2002.

     During 1998, in conjunction with the preferred stock private placement, preferred stockholders also received warrants to purchase an additional 167,683 shares of common stock at $1.65 per share. An additional issuance of warrants to purchase 150,020 shares of common stock at $1.65 per share were issued to agents of the Company for payment of services rendered in connection with the private placement of the Company's preferred stock. These warrants expire on April 17, 1999.

6.   Stock Options and Stock Warrants

     The Board of Directors has authorized the issuance of stock options to employees, including officers and directors, to purchase shares of common stock under a 1993 non-qualified stock option plan and a 1995 qualified stock option plan and reserved 2,550,000 shares of common stock for issuance thereto. In November 1997, the board of directors adopted a 1997 Stock Option/Stock Issuance Plan for the issuance of stock and stock options to employees, directors and consultants and has since reserved 3,700,000 shares of common stock for issuance thereto.

     The following table summarizes stock option and stock warrant activity for 1997 and 1998:

                                                Weighted-              Weighted-
                                    Number of   Average     Number of   Average
                                     Stock      Exercise      Stock    Exercise
                                    Options      Price      Warrants     Price
                                    ---------   ---------  ----------  ---------
Outstanding at December 31, 1996    2,734,759     $ .66     1,748,254    $1.50

 Granted                            2,627,850      1.65       561,851     1.60
 Exercised                           (241,000)      .28
 Forfeited                         (1,472,009)      .71
                                   ----------               ---------
Outstanding at December 31, 1997    3,649,600      1.30     2,310,105     1.53

 Granted                            1,918,000      1.65       795,644     1.65
 Exercised                           (153,750)      .11
 Forfeited                         (2,106,350)     1.60
                                   ----------               ---------

Outstanding at December 31, 1998    3,307,500      1.36     3,105,749     1.31
                                   ==========               =========

     The weighted-average grant-date fair values of stock options granted during 1997 and 1998 were $.98 and $.40, respectively. The weighted-average grant-date fair values of stock warrants granted during 1997 and 1998 were $.44 and $.38, respectively. As of December 31, 1998, there were stock options for 1,769,297 shares of the Company's common stock available for grant under the plans, and the weighted-average remaining contractual life of stock options outstanding and the weighted-average exercise price of stock options exercisable were 9.0 years and $.42 per share, respectively. Stock options vest over periods determined by the Company's Board of Directors, generally two to four years. All stock warrants outstanding are exercisable and the weighted-average contractual life of stock warrants outstanding was 2.0 years.

     The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes minimum-value option-pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 1997 and 1998: dividend yield of zero; expected volatility of zero; risk-free interest rates ranging from 5.50% to 6.38%; and an expected term of five years. The risk-free interest rate used in the calculation is the yield on the grant date of the U.S. Treasury Strip with a maturity equal to the expected term of the option.

     The fair value of each stock warrant grant was estimated on the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 1997 and 1998: dividend yield of zero; expected volatility of 55%; risk-free interest rates ranging from 5.50% to 6.38%; and an expected life of three to five years.

     Had the Company recognized compensation cost for stock options granted to employees and directors based on the fair value of the stock options granted as of the grant date as prescribed by SFAS No. 123, net loss would have been increased to the pro forma amounts indicated in the table below:

                                            1997             1998
                                         -----------      -----------
     Net loss -- as reported             $(5,815,090)     $(8,311,897)
     Net loss -- pro forma                (5,939,897)      (8,507,695)
     Basic and diluted net loss
        per share -- as reported                (.38)            (.54)
     Basic and diluted net loss
        per share -- pro forma                  (.39)            (.55)

7.   Income Taxes

     The Company's net deferred tax assets consist of the following at December 31:

                                            1997             1998
                                        ------------      -----------
     Net operating loss carryforwards    $ 3,193,398      $ 6,133,815
     Temporary differences                   602,240          522,171
     Research and development credits         51,775           51,775
                                        ------------      -----------

     Gross deferred tax assets             3,847,413        6,707,761
     Less valuation allowance             (3,847,413)      (6,707,761)
                                        ------------      -----------

          Net deferred tax assets        $      --               --
                                        ============      ===========

     The Company has net operating loss carryforwards aggregating approximately $16,444,466, which expire from 2008 through 2018. The Company's research and development credits expire from 2008 through 2018. The Internal Revenue Code places certain limitations on the annual amount of net operating loss carryforwards and research and development credits which can be utilized if certain changes in the Company's ownership occur. The Company believes that with the acquisition by Global MAINTECH Corporation, pursuant to Section 382 of the Internal Revenue Code, there has been a change in the ownership and the net operating loss carryforwards and research and development credits may be significantly limited. Future changes in the Company's ownership may further limit the use of such benefits. The Company has recorded a valuation allowance against its deferred tax assets as it believes it is currently more likely than not that such benefits will not be realized.

     The income tax benefit differs from the amount computed by applying the U.S. federal income tax rate of 34% to loss before income taxes for the following reasons:

                                           Year Ended December 31,
                                        -----------------------------
                                           1997              1998
                                        -----------      -----------
     U.S. federal income tax benefit
        at statutory rate               $ 1,977,130      $ 2,826,045
     Change in valuation allowance       (2,141,774)      (2,860,348)
     State income tax benefit, net
        of federal expense                  196,550          259,354
     Other nondeductible items              (31,906)        (225,051)
                                        -----------      -----------

     Income tax benefit                 $      --        $      --
                                        ===========      ===========

8.   Retirement Plan

     During 1996, the Company adopted a 401(k) plan effective January 1, 1997, covering all eligible employees meeting certain age and service requirements. The plan provides for discretionary matching contributions by the Company equal to 50% of the participant's contributions, up to a maximum of 3% of the employee's compensation. Total Company contributions to this plan totaled $69,578 and $70,246 during 1997 and 1998, respectively.

9.   Other Related Party Transactions

     Two of the Company's customers owned 3.8% of the Company's outstanding common stock as of December 31, 1998. Sales to these distributors during 1997 and 1998 were $10,757,726 and $7,888,986, respectively. As of
     December 31, 1997 and 1998, these distributors owed the Company $1,392,197 and $1,225,883, respectively.

10.  Commitments and Contingencies

     The Company leases its office, production and sales facility and certain office equipment under non-cancelable operating leases. Rent expense aggregated $540,105 and $612,171 in 1997 and 1998, respectively. Future minimum lease payments under non-cancelable operating lease arrangements are as follows:

               1999                   $  651,718
               2000                      630,456
               2001                      354,368
               2002                       30,408
               2003                        6,195
                                      ----------

                                      $1,673,145
                                      ==========

     The Company has been named as the defendant in a wrongful termination action filed by a former Chief Executive Officer. Management believes the action is without merit but is currently unable to determine the ultimate outcome of resolution of the action or estimate reasonably the amount of loss, if any, which may result from resolution of this matter.

11.  Subsequent Events

     In January 1999, the Company issued 60,606 shares of common stock to a stockholder as compensation for services rendered in conjunction with the Company's issuance of preferred stock in 1998.

     On March 9, 1999, the Company issued 297,151 shares of common stock as payment for principal and interest related to the $280,000 promissory notes from affiliated stockholders.

     During April 1999, the Company was acquired by Global MAINTECH Corporation, a Minneapolis based Company in the business of enterprise management software for data centers and received $1.9 million of cash from Global MAINTECH Corporation to fund operations.

        UNAUDITED HISTORICAL AND PRO FORMA COMBINED FINANCIAL STATEMENTS

Introduction

     The historical interim consolidated financial statements of the Company and the historical interim financial statements of Breece Hill Technologies, Inc. ("BHT") are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of results for such periods. All such adjustments are of a normal recurring nature. The unaudited pro forma combined financial statements give effect to the Company's acquisition (the "Acquisition") of BHT, have been prepared on the basis of assumptions described below and include assumptions relating to the allocation of the consideration paid for BHT to the consolidated assets and liabilities of BHT based on preliminary estimates of their respective fair values. The actual allocation of such consideration may differ from that reflected in the pro forma combined financial statements after an appropriate review of the fair values of the assets and liabilities of BHT has been completed. Amounts allocated will be based upon the estimated fair values at the time of the Acquisition which could vary significantly from the amounts reflected in the unaudited pro forma financial statements. The Acquisition has been accounted for using the purchase method of accounting.

Historical and Pro Forma Combined Statements of Operations (Unaudited)

     The following unaudited pro forma combined statement of operations for the fiscal year ended December 31, 1998 has been prepared by combining the unaudited historical consolidated statement of operations of the Company for the fiscal year ended December 31, 1998 with the unaudited historical statement of operations of BHT for the fiscal year ended December 31, 1998, adjusted to give effect for the Acquisition as if it had occurred on January 1, 1998. The following unaudited pro forma combined statement of operations for the first quarter of fiscal 1998 ended March 31, 1998 has been prepared by combining the unaudited historical consolidated statement of operations of the Company and the unaudited historical statement of operations of BHT for the quarter ended March 31, 1998, adjusted to give effect to the Acquisition as if it had occurred on January 1, 1998. The following unaudited pro forma combined statement of operations for the first quarter of fiscal 1999 ended March 31, 1999 has been prepared by combining the unaudited historical consolidated statement of operations of the Company and the unaudited historical statement of operations of BHT for the quarter ended March 31, 1999, adjusted to give effect to the Acquisition as if it had occurred on January 1, 1999. The unaudited pro forma combined financial statements may not necessarily reflect the actual results of operations of the Company which would have resulted had the purchase of BHT occurred as of the dates presented. The unaudited pro forma information is not necessarily indicative of future results of operations for the combined companies.

                                                                    Fiscal Year Ended
                                                  -------------------------------------------------------
                                                  December 31,                      December 31, 1998
                                                     1998        December 31,   -------------------------
                                                      the            1998        Pro Forma      Pro Forma
                                                    Company          BHT        Adjustments      Combined
                                                  -----------    ------------   -----------     ---------
                                                           (In thousands, except per share data)
Net sales                                           $ 6,209         $35,140        $             $ 41,349
                                                    -------         -------        -------       --------
Costs and expenses:
  Cost of sales (excluding
     depreciation and amortization)                   2,323          27,273            494 (1)     30,090
  Selling, general and administrative expenses        5,705          14,902          2,020 (1)     22,627

  Interest, net                                         184           1,277            167 (2)      1,628
                                                    -------         -------        -------       --------
   Total costs and expenses                           8,212          43,452          2,681         54,345
                                                    -------         -------        -------       --------

Loss before taxes                                    (2,003)         (8,312)        (2,681)       (12,996)
Provisions for income taxes                               -               -                             -
Net loss attributable to common stockholders        $(2,034)        $(8,312)       $(2,681)      $(13,027)
                                                    =======         =======        =======       ========

Net loss per common share -- basic and diluted       $(0.11)         $(0.54)                       $(0.71)
Weighted-average common shares outstanding           18,352          15,393                        18,352

    See accompanying Notes to the Unaudited Historical and Pro Forma Combined
                           Financial Statements below.

                                                                      Quarter Ended
                                                  -------------------------------------------------------
                                                   March 31,       March 31,          March 31, 1998
                                                     1998            1998       -------------------------
                                                    Company           BHT        Pro Forma      Pro Forma
                                                                                Adjustments      Combined
                                                  -----------    ------------   -----------     ---------
                                                           (In thousands, except per share data)
Net Sales                                           $ 1,796         $10,042        $             $11,838
                                                    -------         -------        -------       -------
Costs and expenses:
  Cost of sales (excluding
     depreciation and amortization)                     684           7,007            494 (1)    8,185
  Selling and administrative expenses                   904           2,754            505 (1)    4,163

  Interest, net                                         (29)            504             41 (2)      516
   Total costs and expenses                           1,559          10,265          1,040        12,864
                                                    -------         -------        -------       -------

Earnings (loss)  before taxes                           237            (223)        (1,040)       (1,026)
Provisions for income taxes                               -               -              -             -
Net earnings (loss)                                 $   237         $  (223)       $(1,040)      $(1,026)
                                                    =======         =======        =======       =======

Net earnings (loss) per common
   share -- basic                                     0.014          (0.015)                      (0.062)

Net earnings (loss) per common
   share -- diluted                                   0.012          (0.015)                      (0.062)

Weighted-average common
   shares outstanding-basic                          16,625          15,308                       16,625

Weighted-average common shares
   outstanding-diluted                               19,785          15,308                       16,625

    See accompanying Notes to the Unaudited Historical and Pro Forma Combined
                           Financial Statements below.


                                                                      Quarter Ended
                                                  -------------------------------------------------------
                                                   March 31,       March 31,          March 31, 1998
                                                     1998            1998       -------------------------
                                                    Company           BHT        Pro Forma      Pro Forma
                                                                                Adjustments      Combined
                                                  -----------    ------------   -----------     ---------
                                                           (In thousands, except per share data)
Net Sales                                           $ 2,580         $ 9,217        $             $11,797
                                                    -------         -------        -------       -------
Costs and expenses:
  Cost of sales (excluding
    depreciation and amortization)                      751           6,935            494 (1)     8,180
  Selling and administrative expenses                 1,886           1,894            505 (1)     4,285

  Interest, net                                         218             255             41 (2)       514
                                                    -------         -------        -------       -------
   Total costs and expenses                           2,855           9,084          1,040        12,979
                                                    -------         -------        -------       -------
Earnings (loss) before taxes
   and accounting change                               (275)            133         (1,040)       (1,182)
Provisions for income taxes                               -               -              -             -
Earnings (loss) before cumulative effect
  of accounting change attributable to
  common stockholders                               $  (318)        $   133        $(1,040)      $(1,225)
                                                    =======         =======        =======       =======

Earnings (loss) per common
   share -- basic                                    (0.011)          0.009                       (0.064)

Earnings (loss) per common
   share -- diluted                                  (0.011)          0.008                       (0.064)

Weighted-average common
   shares outstanding                                19,026          15,339                       19,026

Weighted-average common shares
   outstanding                                       19,026          17,472                       19,026

   See accompanying Notes to the Unaudited Historical and Pro Forma Combined
                          Financial Statements below.

Historical and Pro Forma Interim Combined Balance Sheet (Unaudited)

     The following unaudited pro forma combined balance sheet as of March 31, 1999 has been prepared by combining the unaudited historical consolidated balance sheet of the Company as of March 31, 1999 with the unaudited historical balance sheet of BHT as of March 31, 1999 adjusted to give effect to the Acquisition as if it had occurred on March 31, 1999. The unaudited pro forma financial statements may not necessarily reflect the actual financial position of the Company which would have resulted had the purchase of BHT occurred as of the date presented. The unaudited pro forma information is not necessarily indicative of the future financial position for the combined companies.

                                                         March 31,       March 31,
                                                            1999            1999          Pro Forma    Pro Forma
                                                        the Company         BHT          Adjustments    Combined
                                                        -----------      ---------       -----------   ---------
                                                                                (In thousands)
Cash                                                      $ 2,260             571         $              $ 2,831
Receivables, net                                            3,000           4,852                          7,852
Inventories, net                                            1,013           2,500              494 (1)     4,007
Other current assets                                          974             183                          1,157
                                                          -------        --------          -------       -------
  Total current assets                                      7,247           8,106              494        15,847
                                                          -------        --------          -------       -------
Software development costs, net                             2,782                                          2,782
Purchased technology and other intangibles, net             1,352                           13,862 (1)    15,214
Net property, plant and equipment                           1,086             775                          1,861

Other assets                                                  310                                            310
                                                          -------        --------          -------       -------
  Total assets                                            $12,777        $  8,881          $14,356       $36,014
                                                          =======        ========          =======       =======

Notes payable                                             $ 1,002        $  7,414          $(4,013)(2)   $ 4,403
Accounts payable                                            1,186           9,146           (2,000)(2)     8,332
Current maturities of long-term debt                          225                                            225
Other current liabilities                                     797             207                          1,004
  Total current liabilities                                 3,210          16,767           (6,013)       13,964
                                                          -------        --------          -------       -------

Subordinated notes payable, less current portion            1,625                            4,733 (2)     6,358

Preferred stock of subsidiary                                                                1,000 (2)     1,000

Preferred stock                                             3,748               9               (9)(1)     3,748
Common stock                                                    -             155             (155)(1)         -
Additional paid-in capital                                  8,281          10,621            (3871)(1)    15,031
Treasury stock                                                  -            (142)             142 (1)         -
Retained earnings                                          (4,087)        (18,529)          18,529 (1)    (4,087)
                                                          -------        --------          -------       -------

  Total stockholders' equity                                7,942          (7,886)          14,636        14,692
                                                          -------        --------          -------       -------
   Total liabilities and stockholders' equity             $12,777        $  8,881          $14,356       $36,014
                                                          =======        ========          =======       =======

    See accompanying Notes to the Unaudited Historical and Pro Forma Combined
                           Financial Statements below.

Historical and Pro Forma Interim Combined Statements of Cash Flows (Unaudited)

     The following unaudited pro forma combined statements of cash flows for the fiscal three month periods ended March 31, 1998 and 1999 have been prepared by combining the unaudited historical consolidated statements of cash flows of the Company for the three month fiscal periods ended March 31, 1998 and 1999, respectively, with the unaudited historical statements of cash flows of BHT for the three month fiscal periods ended March 31, 1998 and 1999, respectively, adjusted to give effect to the Acquisition as if it had occurred at the beginning of the respective periods. The unaudited pro forma combined financial statements may not necessarily reflect the actual results of cash flows of the Company which would have resulted had the purchase of BHT occurred as of the dates presented. The unaudited pro forma information is not necessarily indicative of cash flows for the combined companies.

                                                                   As of March 31, 1998
                                                           The                 Pro-forma    Pro-forma
                                                         Company       BHT    Adjustments   Combined
                                                         -------    -------   -----------   ---------
                                                                      (In thousands)
Cash flows from operating activities:
    Net income (loss)                                     $   237   $  (223)  $(1,040)       $(1,026)
    Adjustments to reconcile net income to
      Net cash provided (used) in operating activities:
        Depreciation and amortization                         284       152     1,040          1,476

        Changes in operating assets and liabilities:
    Accounts receivable                                      (897)     (630)                  (1,527)
    Inventories                                              (243)     (314)                   (557))
    Other assets                                             (743)     (647)                  (1,390)
    Accounts payable                                           78    (2,549)   (2,000)(2)     (4,471)
    Accrred expenses and other                                 79     4,197                    4,276
                                                          -------   -------   -------        -------

Cash provided (used) by operations                         (1,205)      (14)   (2,000)        (3,219)
                                                          -------   -------   -------        -------

Cash flows from investing activities:
    Purchase of property and equipment                        (60)     (454)                    (514)
    Investment in software development costs                 (439)                              (439)
    Reduction in other assets                                  87       516                      603
                                                          -------   -------   -------        -------

Cash provided (used) by investing activities                 (412)       62         -           (350)
                                                          -------   -------   -------        -------

Cash flows from financing activities:

    Proceeds from issuance of preferred stock                           275       725 (2)      1,000
    Proceeds from issuance/(repurchase) of common stock       487       109       275 (1)        871
    Issuance/(payments) of short-term notes payable                  (1,101)                  (1,101)
    Issuance/(payments) of long-term notes payable                              1,000 (2)      1,000
                                                          -------   -------   -------        -------

Cash provided by financing activities                         487      (717)    2,000          1,770
                                                          -------   -------   -------        -------

               Net increase (decrease) in cash             (1,130)     (669)        -         (1,799)

    Cash and cash equivalents at beginning of period        1,726     1,484         -          3,210
                                                          -------   -------   -------        -------

                   Cash and cash equivalents at
                       end of period                      $   596   $   815         -        $ 1,411
                                                          =======   =======   =======        =======

    See accompanying Notes to the Unaudited Historical and Pro Forma Combined
                           Financial Statements below.

                                                                   As of March 31, 1999
                                                           The                 Pro-forma    Pro-forma
                                                         Company       BHT    Adjustments   Combined
                                                         -------    -------   -----------   ---------
                                                                      (In thousands)
Cash flows from operating activities:
    Net income (loss)                                     $  (174)  $   133   $(1,040)       $(1,081)
    Adjustments to reconcile net income to
      Net cash provided (used) in operating activities:
        Depreciation and amortization                         684       216     1,040          1,940

        Changes in operating assets and liabilities:
    Accounts receivable                                      (717)     (256)                    (973)
    Inventories                                              (151)    1,081                      930
    Other assets                                             (206)       26                     (180)
    Accounts payable                                          319    (1,899)   (2,000)(2)     (3,580)
    Accrred expenses and other                                226       666                      892
                                                          -------   -------   -------        -------

Cash provided (used) by operations                            (19)      (33)   (2,000)        (2,052)
                                                          -------   -------   -------        -------

Cash flows from investing activities:
    Sale/(Purchase) of property and equipment                (142)       33                     (109)
    Investment in software development costs                 (865)                              (865)
    Reduction in other assets                                  (3)                                (3)
                                                          -------   -------   -------        -------

Cash provided (used) by investing activities               (1,010)       33         -           (977)
                                                          -------   -------   -------        -------

Cash flows from financing activities:

    Proceeds from issuance of preferred stock               1,504               1,000 (2)      2,504
    Proceeds from issuance/(repurchase) of common  stock      564                 280 (2)        844
    Issuance/(payments) of short-term notes payable           607       451    (4,013)(2)     (2,955)
    Issuance/(payments) of long-term notes payable            (50)              4,733 (2)      4,683
                                                          -------   -------   -------        -------

Cash provided by financing activities                       2,625       451     2,000          5,076
                                                          -------   -------   -------        -------

               Net increase (decrease) in cash              1,596       451         -          2,047

    Cash and cash equivalents at beginning of period          664       120                      784
                                                          -------   -------   -------        -------

                   Cash and cash equivalents at
                    end of period                         $ 2,260   $   571         -        $ 2,831
                                                          =======   =======   =======        =======

   See accompanying Notes to the Unaudited Historical and Pro Forma Combined
                          Financial Statements below.

                Notes to the Unaudited Historical and Pro Forma
                         Combined Financial Statements

General

     The Company, Global MAINTECH Corporation, through its wholly owned subsidiaries, Global MAINTECH, Inc. ("GMI") and SinglePoint Systems, Inc. ("SSI"), designs, develops and markets a computer system, consisting of hardware and software, which monitors and controls diverse computers in a data center from a single, master console. The Virtual Command Center ("VCC" or "VCC Unit") can simultaneously manage mainframes, mid-range computers (e.g., UNIX, Microsoft and Windows NT platforms) and networks. The VCC is designed to perform three primary functions: (a) consolidate consoles (computer terminal with access to the internal operation of a computer) into one monitor, a "virtual console" or single point of control: (b) monitor and control the computers connected to the virtual console; and (c) automate most, if not all, of the routine processes performed by computer platforms and operating systems. It is an external system that monitors and controls the subject mainframe and other data center computers from a workstation-quality reduced instruction set computer ("RISC") which is housed separately from the computers it controls. VCC users are able to reduce staffing levels, consolidate all data center operations and technical support functions to a single location regardless of the physical location of the data center(s) and achieve improved levels of operational control and system availability. Beginning in 1999, the Company began selling some of its products as stand-alone software products without the hardware delivery features also embodied in the VCC.

     Breece Hill Technologies, Inc.("BHT"), a wholly owned subsidiary as of April 14, 1999, engages in the design, development, manufacture and marketing of computer magnetic tape subsystems for general commercial application.

Basis of Presentation

     The historical interim consolidated financial statements of the Company and the historical interim financial statements of BHT are unaudited, but in the opinion of management, reflect all adjustments necessary for a fair presentation of results for such periods. All such adjustments are of a normal recurring nature.

     The results of operations for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto of the Company contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 and with the audited financial statements and the notes thereto of BHT contained herein.

Earnings (Loss) Per Share

     Basic and diluted net earnings (loss) per share is computed by dividing the net earnings (loss) by the weighted-average number of shares of common stock outstanding during the period for the Company and BHT, respectively. During 1999, dilutive shares were excluded from the net loss per share computation as their effect is antidilutive.

Purchased Technology and Other Intangibles

     The Company has recorded the excess of purchase price over net tangible assets as purchased technology and customer lists based on the fair value of these intangibles at the date of purchase. These assets are amortized over their estimated economic lives of five years using the straight-line method. Recorded amounts for purchased technology are regularly reviewed and recoverability assessed. The review considers factors such as whether the amortization of these capitalized amounts can be recovered through forecasted undiscounted cash flows.

Reclassifications

     Certain amounts previously reported by the Company and BHT in 1998 have been reclassified to conform to the 1999 presentation.

Acquisition of Breece Hill Technologies, Inc.

     The Acquisition was effective April 1, 1999 and accounted for using the purchase method of accounting. The Company issued 4,500,000 warrants to purchase common stock of the Company exercisable at $1.50 as initial compensation to the shareholders of BHT. Management has estimated that these warrants have a fair value of $6,750,000. Additional compensation may be due to the shareholders of BHT on or about the anniversary date of the Acquisition depending on BHT's revenues over the twelve months following the acquisition as well as certain other factors. The amount of additional compensation is indeterminate but may include cash and a maximum of 5,500,000 shares of common stock of the Company.

The Company has remained as the surviving entity as its Stockholders have retained the majority of voting control.

The pro forma adjustments are as follows:

1. To reflect the preliminary estimates of the adjustments necessary to record the BHT assets acquired and liabilities assumed at their respective fair values, as required by Accounting Principles Board Opinion No. 16. The step-up of inventory in the amount of $494,000 would have resulted in additional costs of sales (excluding depreciation) during each period. The excess of purchase cost over the estimated fair value of the BHT assets acquired and liabilities assumed in the amount of $13,862,000 has been reflected as purchased technology, which has been amortized over an average period of seven years.

2. To reflect the issuance of a $2,000,000 noncurrent note payable, bearing interest of 9.75% per annum, the extension of payment terms and additional interest on $2,733,000 of existing notes payable, the conversion of $1,000,000 of existing notes payable into Series B preferred stock of BHT and the conversion of $280,000 of existing notes payable into common stock of BHT, all of which were consummated as a condition of the Acquisition.

                               INDEX TO EXHIBITS


Exhibit
Number    Item
------    ----


23.1      Consent of PricewaterhouseCoopers LLP, independent accountants